Exhibit 3.1

                            ARTICLES OF INCORPORATION

                                       OF

                         VIRGINIA COMMERCE BANCORP, INC.

         1.  NAME.  The name of the corporation is:

                         VIRGINIA COMMERCE BANCORP, INC.

         2. PURPOSE. The purpose for which the Corporation is formed is to serve as a holding company for banking institutions and to engage in any or all lawful business, including without limitation insurance agency and related businesses, not required to be stated in the Articles of Incorporation for which corporations may be incorporated under the Virginia Stock Corporation Act as amended from time to time.

         3. AUTHORIZED STOCK. The Corporation shall have authority to issue 5,000,000 shares of Common Stock, par value $1.00 per share and 1,000,000 shares of preferred stock, par value $1.00 per share. The Board of Directors of the Corporation is authorized to divide the shares of preferred stock into one or more series, and to fix and determine the variations in the relative rights and preferences as between series. Each series shall be designated so as to distinguish the shares thereof from the shares of all other series.

         4. PREEMPTIVE RIGHTS. Stockholders of the Corporation shall not have the preemptive right to acquire unissued shares of any class of stock of the Corporation.

         5. CUMULATIVE VOTING. Stockholders of the Corporation shall not have cumulative voting rights.

         6.  LIMIT ON LIABILITY AND INDEMNIFICATION.

Section 1. To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages.

Section 2. To the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act and any other applicable law, the Corporation shall indemnify a director or officer of the Corporation who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

Section 3. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause the Corporation to indemnify or contract in advance to indemnify any director, and to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in
Section 2 of this Article who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section 2.

Section 4. Notwithstanding any other provisions in this Article 6, the Corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the Corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 5. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

Section 6. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Section 2 of this Article 6 shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

Section 7. The provisions of this Article 6 shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

Section 8. Reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

         7. REGISTERED OFFICE AND AGENT. The Corporation's initial registered office shall be located at 5350 Lee Highway in Arlington, Virginia. The Corporation's initial registered agent shall be Peter A. Converse, a resident of Virginia and a director of the Corporation.

         8. DIRECTORS. The number of Directors shall be as stated or fixed in accordance with the Corporation's By-Laws. The initial number of Directors shall be eight (8).

         The names and addresses of the initial directors are as follows:

                       Name                            Address
                       ----                            -------

                  Leonard A. Adler                 12209 Thoroughbred Road
                                                   Herndon, VA 22071

                  Peter A. Converse                3435 Woodburn Road
                                                   Annandale, VA  22003

                  Frank L. Cowles, Jr.             Greenfields Farm
                                                   Scottsville, VA  24590

                  W. Douglas Fisher                6721 Michaels Drive
                                                   Bethesda, MD  20817

                  David M. Guernsey                12414 Clifton Hunt Road
                                                   Clifton, VA  20817

                  Robert H. L'Hommedieu            8564 Lee Highway
                                                   Warrenton, VA  22021

                  Norris E. Mitchell               8560 Georgetown Pike
                                                   McLean, VA  22102

                  Arthur L. Walters                4935 North 30th Street
                                                   Arlington, VA  22207

         9. VOTE REQUIRED FOR CERTAIN TRANSACTIONS. The affirmative vote of holders of a majority (50.1%) of the shares of the Corporation's capital stock issued, outstanding, and entitled to vote, shall be required to approve any of the following:

         (a) any merger or consolidation of the Corporation with or into any other corporation; or

         (b) any exchange in which a corporation, person, or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders; or

         (c) any issuance of shares of the Corporation that results in the acquisition of control of the Corporation by any corporation, person, or entity or group of one or more thereof that previously did not control the Corporation; or

         (d) any sale, lease, exchange, mortgage, pledge, or other transfer in one transaction or a series of transactions of all or substantially all of the assets of the Corporation to any other corporation, person, or entity; or

         (e) the adoption of a plan for the liquidation or dissolution of the Corporation prepared by any other corporation, person, or entity; or

         (f) any proposal in the nature of a reclassification or reorganization that would increase the proportionate voting rights of any other corporation, person, or entity;

         (g) any transaction similar to, or having similar effect as, any of the foregoing transactions; or

         (h) any amendment to the Articles of Incorporation.

         10. FACTORS TO BE CONSIDERED IN CERTAIN TRANSACTIONS. The Board of Directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, or (d) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including, without limitation, the social and economic effects of the proposed transaction on the depositors, employees, customers, and other constituents of the Corporation and its subsidiaries and of the communities in which the Corporation and its subsidiaries operate or are located, the business reputation of the other party, and the Board of Directors' evaluation of the then value of the Corporation in a freely negotiated sale and of the future prospects of the Corporation as an independent entity.




Dated: October 29, 1999              ----------------------------
                                              David Baris
                                              Incorporator